Schedule 13 G



Item 1    (a)  ATC Group Services, Inc.
     (b)  104 East 25th Street 10th Floor
          New York, NY  10010


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  002067106


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  1,642,035
     (b)  21.1%
     (c)  (i) Sole power to vote or direct the vote of all 1,642,035 shares
          (iii) Sole power to dispose of or direct the disposition of all 1,642,035shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8(a)  The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).

Item 9    N/A





                     Schedule 13 G




Item 1    (a)  ATC Group Services, Inc.
     (b)  104 East 25th Street, 10th Floor
          New York, NY  10010


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  002067106


Item 3(e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  1,005,361
     (b)  12.9%
     (c)  (i) Sole power to vote or direct the vote of all 1,005,361 shares
          (iii) Sole power to dispose of or direct the disposition of all 1,005,361 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A






                   Schedule 13 G




Item 1    (a)  ATC Group Services, Inc.
     (b)  104 East 25th Street, 10th Floor
          New York, NY  10010


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  002067106


Item 3(d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4(a)  636,674
     (b)  8.2%
     (c)  (i) Sole power to vote or direct the vote of all 636,674 shares
          (iii) Sole power to dispose of or direct the disposition of all 636,674 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A






Item 10 By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





January 6, 1998

Signature
Charles vK. Carlson, President
Name/Title





















CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                 (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              1,642,035
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      1,642,035
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     1,642,035

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     21.1%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                 (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              1,005,361
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      1,005,361
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     1,005,361

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     12.9%

12.  Type Of Reporting Person
      IA






CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                 (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              636,674
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      636,674
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     636,674

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     8.2%

12.  Type Of Reporting Person
      IV